EXHIBIT 99.1
WD-40 Company Reports Second Quarter 2026 Financial Results
~ Maintenance product sales increased 13%, up 6% in constant currency ~
~ GAAP and non-GAAP EPS was $1.50; non‑GAAP EPS increased 14% ~
~ Management reaffirms fiscal year 2026 guidance ~

SAN DIEGO — April 9, 2026 — WD-40 Company (NASDAQ:WDFC), a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories and homes around the world, today reported financial results for its second fiscal quarter ended February 28, 2026.
Second Quarter Highlights and Summary:
•Total net sales were $161.7 million, an increase of 11 percent compared to the prior year fiscal quarter.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales of approximately $9.3 million for the current quarter. On a non-GAAP constant currency basis, total net sales in the second quarter would have increased 4 percent to $152.4 million compared to the prior year fiscal quarter.
•Maintenance product sales were $156.8 million, an increase of 13 percent compared to the prior year fiscal quarter. On a non-GAAP constant currency basis, maintenance product sales in the second quarter would have increased 6 percent compared to the prior year fiscal quarter.
•Gross margin increased to 55.6 percent compared to 54.6 percent in the prior year fiscal quarter.
•Selling, general, and administrative expenses were $54.8 million, up 12 percent compared to the prior year fiscal quarter.
•Advertising and sales promotion expenses were $8.8 million, up 19 percent compared to the prior year fiscal quarter. These expenses accounted for 5.5 percent of total net sales, up from 5.1 percent in the prior year fiscal quarter.
•Operating income was $26.3 million, an increase of 13 percent from the prior year fiscal quarter.
•Net income was $20.3 million, a decrease of 32 percent from the prior year fiscal quarter. In the comparable period of fiscal year 2025, the Company released an uncertain tax position that generated a favorable income tax adjustment of $11.9 million(1). Excluding this one-time benefit, non-GAAP adjusted net income increased $2.4 million, or 13 percent on a comparable basis.
•Diluted earnings per share were $1.50 compared to $2.19 in the prior year fiscal quarter, a decrease of 32 percent. In the comparable period of fiscal year 2025, the Company released an uncertain tax position that generated a favorable income tax adjustment of $11.9 million(1) or $0.87 per share. Excluding this one-time benefit, non-GAAP adjusted diluted earnings per share was $1.32 compared to $1.50 in the current year fiscal quarter, an increase of 14 percent.

“We capitalized on strong momentum in the second quarter. Maintenance products remain our core strategic focus, and sales of these brands grew 6 percent in constant currency in the second quarter in line with our long‑term growth expectations,” said Steve Brass, president and chief executive officer. “Gross margin also remained solidly within our expected guidance range for fiscal 2026, expanding 100 basis points in the quarter. Recent supply chain initiatives are supporting gross margin in the near term, giving us time to take mitigating actions as needed.
“Looking ahead, we have clear visibility into the second half of the fiscal year. In the United States, robust promotional activity is expected to drive high single‑digit to low double‑digit growth in the Americas this fiscal year. Alongside improving momentum in EIMEA and Asia‑Pacific, this performance is expected to help mitigate uncertainty related to any global economic and geopolitical conditions that may impact other areas of the business. With a number of growth initiatives planned across the business and momentum building across all three trade blocs, we are confidently reaffirming our full‑year fiscal 2026 guidance.”
Net Sales by Segment (in thousands):

	Three Months Ended February 28,				Six Months Ended February 28,
	2026	2025	Dollars	Change	2026	2025	Dollars	Change
Americas (2)	$71,814	$65,529	$6,285	10%	$143,687	$134,965	$8,722	6%
EIMEA (3)	64,869	59,575	5,294	9%	123,544	117,058	6,486	6%
Asia-Pacific (4)	24,988	21,000	3,988	19%	48,863	47,576	1,287	3%
Total	$161,671	$146,104	$15,567	11%	$316,094	$299,599	$16,495	6%
Second Quarter Highlights by Segment:
Americas
•The Americas segment represented 44 percent of total net sales in the second quarter.
•Total net sales in the Americas increased 10 percent compared to the prior year quarter, driven by an 11 percent increase in maintenance product sales. This growth was primarily attributable to higher sales of WD-40® Multi-Use Product in the United States, where net sales rose by $5.0 million or 15 percent. United States sales grew primarily from higher volumes at select customers and online retailers driven by increased promotional activity and expanded distribution, along with modest price increases implemented in the first quarter of fiscal 2026.
•WD-40 Specialist® also contributed to the increase in maintenance product sales, with net sales up $1.3 million, or 17 percent, versus the prior year fiscal quarter, primarily due to increased distribution and enhanced product placement in the United States.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales in the Americas. On a non-GAAP constant currency basis, net sales in Americas would have been $70.6 million for the second quarter, reflecting an increase of 8 percent compared to the prior year fiscal quarter.
EIMEA
•The EIMEA segment represented 40 percent of total net sales in the second quarter.
•Total net sales in EIMEA increased 9 percent compared to the prior year quarter driven by a 12 percent increase in maintenance product sales. This growth was primarily attributable to favorable changes in foreign currency exchange rates. Sales volume growth in EIMEA direct markets was offset by volume declines in EIMEA distributor markets.
•WD-40 Specialist® also contributed to the increase in maintenance product sales, with net sales up $1.2 million, or 14 percent versus the prior year fiscal quarter, primarily due to favorable changes in foreign currency exchange rates.
•Higher maintenance product sales were also offset by a decline in homecare and cleaning product sales, which decreased by $1.5 million compared to the prior year quarter. The Company completed the divestiture of its homecare and cleaning portfolio in the United Kingdom during the fourth quarter of fiscal year 2025. As a result, the Company does not expect any future revenue from these brands.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had a favorable impact on net sales in EIMEA. On a non-GAAP constant currency basis, net sales in

EIMEA would have been $57.5 million for the second quarter, reflecting a decline of 3 percent compared to the prior year fiscal quarter.
Asia-Pacific
•The Asia-Pacific segment represented 16 percent of total net sales in the second quarter.
•Total net sales in Asia-Pacific increased 19 percent compared to the prior year quarter, primarily due to a 21 percent increase in sales of maintenance products. This growth was primarily attributable to higher sales of WD-40® Multi-Use Product in China and the Company’s Asia distributor markets where net sales rose by 18 and 17 percent, respectively. In China, this growth was driven by the timing of promotional programs and expanded distribution. Distributor market growth benefited from successful promotional programs and a strong rebound following the normalization of inventory levels.
•Net sales of WD-40 Specialist® increased 55 percent compared to the prior year quarter, driven primarily by strong sales in China supported by successful promotions and expanded distribution, particularly online and in the industrial channel.
•Homecare and cleaning product sales, which remain a strategic focus for the Company in Australia, decreased 2 percent due to the timing of customer orders.
•Translation of the Company’s foreign subsidiaries’ results from their functional currencies to U.S. dollars had an unfavorable impact on net sales in Asia-Pacific. On a non-GAAP constant currency basis, net sales in Asia-Pacific would have been $24.3 million for the second quarter, reflecting an increase of 16 percent compared to the prior year fiscal period.
Net Sales by Product Group (in thousands):

	Three Months Ended February 28,				Six Months Ended February 28,
	2026	2025	Dollars	Change	2026	2025	Dollars	Change
WD-40 Multi-Use Product	$127,366	$113,692	$13,674	12%	$245,163	$232,239	$12,924	6%
WD-40 Specialist	22,343	18,562	3,781	20%	44,881	37,734	7,147	19%
Other maintenance products (5)	7,125	7,063	62	1%	15,685	14,851	834	6%
Total maintenance products	156,834	139,317	17,517	13%	305,729	284,824	20,905	7%
HCCP (6)	4,837	6,787	(1,950)	(29)%	10,365	14,775	(4,410)	(30)%
Total	$161,671	$146,104	$15,567	11%	$316,094	$299,599	$16,495	6%
•Net sales of maintenance products, the Company’s primary strategic focus, represented 97 percent of total net sales in the second quarter. Maintenance products increased 13 percent compared to the prior year quarter, primarily driven by higher sales of WD-40 Multi-Use Product in the United States, China and the Company’s Asia distributor markets.
•Net sales of homecare and cleaning products represented 3 percent of total net sales in the second quarter. Net sales of homecare and cleaning products decreased 29 percent compared to the prior year quarter. The Company completed the divestiture of its entire homecare and cleaning portfolio in the United Kingdom during the fourth quarter of fiscal year 2025. Sales related to these products were $1.5 million in the comparative period in the prior fiscal year. The Company previously announced its intent to sell its homecare and cleaning product portfolios in the Americas.

Dividend and Share Repurchase Update
•On March 16, 2026, the board of directors declared a quarterly cash dividend of $1.02 per share. The dividend is payable on April 30, 2026, to stockholders of record at the close of business on April 17, 2026.
•On June 19, 2023, the board of directors approved a $50 million share repurchase plan, which became effective on September 1, 2023. On June 16, 2025, the board extended the plan’s expiration date to August 31, 2026.
•The Company is authorized to acquire up to $50.0 million of its outstanding shares through the expiration date, of which $13.8 million remained available as of February 28, 2026.
•During the second quarter, the Company repurchased 38,175 shares at a total cost of $8.0 million.
•The timing and amount of share repurchases are determined by the Company’s chief executive officer and chief financial officer in accordance with loan covenants and applicable regulations. Management has recently accelerated repurchase activity and has indicated that the Company will fully utilize the remaining authorization during fiscal year 2026, reflecting confidence in the Company’s long-term fundamentals.

Reaffirming Fiscal Year 2026 Guidance
The Company is reaffirming its previously issued fiscal year 2026 guidance. With strong visibility into the second half of the fiscal year, the Company remains confident in delivering solid full-year results within its guidance ranges. While the Company is closely monitoring ongoing geopolitical developments in the Middle East and acknowledges some variability in the near-term environment, full-year expectations remain intact. This guidance is presented on a pro-form basis, excluding the financial impact of the assets the Company expects to divest in fiscal year 2026.
•Net sales growth from the 2025 pro forma results is projected to be between 5 and 9 percent with net sales expected to be between $630 million and $655 million after adjusting for foreign currency impacts.
•Gross margin for the full year is expected to be between 55.5 and 56.5 percent.
•Advertising and promotion investments are projected to be around 6 percent of net sales.
•Operating income is projected to be between $103 million and $110 million. This range reflects anticipated growth of between 5 to 12 percent compared to 2025 pro forma results.
•The provision for income tax is expected to be between 22.5 and 23.5 percent.
•Diluted earnings per share is expected to be between $5.75 and $6.15 based on an estimated 13.4 million weighted average shares outstanding. This range reflects anticipated growth of between 5 to 12 percent compared to 2025 pro forma results.

This guidance is expressed in good faith and is based on management’s current view of anticipated results on a proforma basis. Unanticipated inflationary headwinds and other unforeseen events may further affect the Company’s financial results. Key assumptions include crude oil prices ranging between $95 and $115 per barrel and an average EUR/USD exchange rate of approximately 1.15 for the back half of the Company’s fiscal year. Net sales guidance presented on a currency adjusted basis use weighted average fiscal year 2025 foreign currency exchange rates. In the event the Company is unsuccessful in the divestiture of its homecare and cleaning brands in the Americas, its guidance would be positively impacted by approximately $12.5 million in net sales, approximately $3.6 million in operating income, and approximately $0.20 in diluted EPS for the full fiscal year.
Webcast Information
As previously announced, WD-40 Company management will host a live webcast at approximately 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call. Please visit http://investor.wd40company.com for more information and to view supporting materials.
About WD-40 Company
WD-40 Company is a global marketing organization dedicated to creating positive lasting memories by developing and selling products that solve problems in workshops, factories, and homes around the world. The Company owns a wide range of well-known brands that include maintenance products and homecare and cleaning products: WD-40® Multi-Use Product, WD-40 Specialist®, 3-IN-ONE®, GT85®, 2000 Flushes®, no vac®, Spot Shot®, Lava®, Solvol®, X-14®, and Carpet Fresh®.

Headquartered in San Diego, California, USA, WD-40 Company recorded net sales of $620.0 million in fiscal year 2025 and its products are currently available in more than 176 countries and territories worldwide. WD-40 Company is traded on the NASDAQ Global Select Market under the ticker symbol “WDFC.” For additional information about WD-40 Company please visit http://www.wd40company.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect the Company’s current expectations with respect to currently available operating, financial and economic information. These forward-looking statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. These forward-looking statements are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “aim,” “anticipate,” “target,” “estimate” and similar expressions.
These forward-looking statements include, but are not limited to, discussions about future financial and operating results, including: expected benefits from any divestiture transaction; disruption to the parties’ business as a result of the announcement or completion of any divestiture transaction; the Company's ability to successfully complete any planned divestiture; expected timing for the closing of any divestitures; expected proceeds from any divestiture; the intended use of proceeds by the Company from any divestiture transaction; impact of any divestiture transaction on the Company's stock price or EPS; growth expectations for maintenance products; expected levels of promotional and advertising spending; anticipated input costs for manufacturing and the costs associated with distribution of our products; plans for and success of product innovation, the impact of new product introductions on the growth of sales; anticipated results from product line extension sales; expected tax rates and the impact of tax legislation and regulatory action; changes in the geopolitics and political conditions or relations between the United States and other nations; changes in trade policies and tariffs and the impact therefrom; the impacts from inflationary trends; the impacts from supply chain constraints and supply chain disruptions; changes in interest rates; and forecasted foreign currency exchange rates and commodity prices and specialty chemicals.
The Company’s expectations, beliefs and forecasts are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the Company’s expectations, beliefs or forecasts will be achieved or accomplished. All forward-looking statements reflect the Company’s expectations as of April 9, 2026. We undertake no obligation to revise or update any forward-looking statements.
Actual events or results may materially differ from those projected in forward-looking statements due to various factors, including, but not limited to, those identified in Part I—Item 1A, “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2025 which the Company filed with the SEC on October 27, 2025, and in the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 2026, which the Company expects to file with the SEC on April 9, 2026.

Table Notes and General Definitions
(1)This income tax benefit was the result of an uncertain tax position associated with the Tax Cuts and Jobs Act of 2017 mandatory “toll tax” on unremitted foreign earnings that was released in the second quarter of fiscal year 2025 due to the expiration of the statute of limitations. This item is infrequent in nature and not reflective of the underlying operational results of our business.
(2)The Americas segment consists of the U.S., Canada and Latin America.
(3)The EIMEA segment consists of countries in Europe, India, the Middle East and Africa.
(4)The Asia-Pacific segment consists of Australia, China and other countries in the Asia region.
(5)The Company markets its other maintenance products under the GT85® and 3-IN-ONE® brand names.
(6)The Company markets its homecare and cleaning products (“HCCP”) under the X-14®, 2000 Flushes®, Carpet Fresh®, no vac®, Spot Shot®, Lava®, and Solvol® brand names. The Company completed the divestiture of its 1001® brands in the United Kingdom during the fourth quarter of fiscal year 2025. Sales related to these brands are included in fiscal year 2025 financial results but are not included in fiscal year 2026 financial results.

WD-40 COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except share and per share amounts)

	February 28, 2026	August 31, 2025
Assets
Current assets:
Cash and cash equivalents	$50,348	$58,130
Trade and other accounts receivable, net	121,235	120,589
Inventories	85,545	79,871
Other current assets	27,225	26,366
Total current assets	284,353	284,956
Property and equipment, net	58,968	60,394
Goodwill	97,293	97,150
Other intangible assets, net	2,447	2,416
Right-of-use assets	12,739	13,534
Deferred tax assets, net	1,272	1,027
Other assets	16,670	16,332
Total assets	$473,742	$475,809

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$32,531	$37,955
Accrued liabilities	32,856	34,230
Accrued payroll and related expenses	19,844	28,415
Short-term borrowings	15,157	800
Income taxes payable	244	857
Total current liabilities	100,632	102,257
Long-term borrowings	86,051	86,195
Deferred tax liabilities, net	9,180	9,375
Long-term operating lease liabilities	7,467	8,423
Other long-term liabilities	1,457	1,407
Total liabilities	204,787	207,657

Commitments and Contingencies
Stockholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,973,928 and 19,954,495 shares issued at February 28, 2026 and August 31, 2025, respectively; and 13,469,372 and 13,527,614 shares outstanding at February 28, 2026 and August 31, 2025, respectively	20	20
Additional paid-in capital	182,433	180,065
Retained earnings	551,890	540,665
Accumulated other comprehensive loss	(21,440)	(24,485)
Common stock held in treasury, at cost — 6,504,556 and 6,426,881 shares at February 28, 2026 and August 31, 2025, respectively	(443,948)	(428,113)
Total stockholders’ equity	268,955	268,152
Total liabilities and stockholders’ equity	$473,742	$475,809

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share amounts)

	Three Months Ended February 28,		Six Months Ended February 28,
	2026	2025	2026	2025

Net sales	$161,671	$146,104	$316,094	$299,599
Cost of products sold	71,730	66,388	139,321	135,796
Gross profit	89,941	79,716	176,773	163,803

Operating expenses:
Selling, general and administrative	54,782	48,988	110,118	99,513
Advertising and sales promotion	8,823	7,404	17,012	15,797
Amortization of definite-lived intangible assets	48	44	97	91
Total operating expenses	63,653	56,436	127,227	115,401

Income from operations	26,288	23,280	49,546	48,402

Other income (expense):
Interest income	154	106	333	254
Interest expense	(666)	(1,021)	(1,314)	(1,894)
Other income (expense), net	78	74	(119)	(67)
Income before income taxes	25,854	22,439	48,446	46,695
Provision (benefit) for income taxes	5,536	(7,412)	10,677	(2,081)
Net income	$20,318	$29,851	$37,769	$48,776

Earnings per common share:
Basic	$1.50	$2.20	$2.79	$3.59
Diluted	$1.50	$2.19	$2.78	$3.58

Shares used in per share calculations:
Basic	13,484	13,552	13,504	13,550
Diluted	13,508	13,572	13,529	13,572

WD-40 COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Six Months Ended February 28,
	2026	2025
Operating activities:
Net income	$37,769	$48,776
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,475	4,062
Amortization of cloud computing implementation costs	912	835
Deferred income taxes	(347)	308
Tax benefit from release of uncertain tax position	—	(11,929)
Stock-based compensation	4,600	4,091
Unrealized foreign currency exchange gains	(277)	(658)
Provision for credit losses	664	978
Write-off of inventories	868	588
Other	(92)	(51)
Changes in assets and liabilities:
Trade and other accounts receivable	644	1,536
Inventories	(6,622)	(8,509)
Other assets	(866)	(9,071)
Operating lease assets and liabilities, net	(225)	26
Accounts payable and accrued liabilities	(7,787)	(38)
Accrued payroll and related expenses	(8,831)	(8,400)
Other long-term liabilities and income taxes payable	(604)	364
Net cash provided by operating activities	24,281	22,908

Investing activities:
Purchases of property and equipment	(2,710)	(2,057)
Proceeds from sales of property and equipment	368	257
Net cash used in investing activities	(2,342)	(1,800)

Financing activities:
Treasury stock purchases	(15,835)	(6,698)
Dividends paid	(26,544)	(24,738)
Repayments of long-term senior notes	(400)	(400)
Net proceeds from revolving credit facility	14,357	22,086
Shares withheld to cover taxes upon settlement of equity awards	(2,232)	(2,883)
Net cash used in financing activities	(30,654)	(12,633)
Effect of exchange rate changes on cash and cash equivalents	933	(2,179)
Net (decrease) increase in cash and cash equivalents	(7,782)	6,296
Cash and cash equivalents at beginning of period	58,130	46,699
Cash and cash equivalents at end of period	$50,348	$52,995